195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Paul McCraven NewAlliance Bank 203 784 5001

NewAlliance Bank CFO Merrill Blanksteen to Retire May 29,
Ending a Distinguished 34-Year Career

Donald Chaffee to assume interim CFO role;
permanent appointment expected by end of 2009

New Haven, Connecticut, April 30, 2009 – NewAlliance Bank, a wholly-owned subsidiary of NewAlliance Bancshares, Inc. (NYSE: NAL), announced today that Merrill B. Blanksteen, Executive Vice President, Chief Financial Officer and Treasurer, will retire on May 29, 2009.  Donald T. Chaffee, currently Executive Vice President and Chief Credit Officer, will assume the CFO position on an interim basis until a permanent successor is appointed, which is expected by the end of 2009.

Mr. Blanksteen is ending a career that spanned 34 years, nearly all of it in banking.  He joined NewAlliance in 1993, when it was a mutual savings bank with $1.7 billion in assets and 26 branches.  Today NewAlliance is a publicly-traded $8.5 billion bank with 89 branches. In particular, over the last six years, Mr. Blanksteen has played an integral role alongside Chairman, President and Chief Executive Officer Peyton R. Patterson in quadrupling the size of the Bank – beginning with a $1 billion IPO in 2004 and continuing through a series of six highly successful acquisitions.  He is retiring in order to spend more time with his family, and to pursue his many interests outside of banking.  He leaves NewAlliance on outstanding terms, and in exceptionally strong financial condition.

“To say it has been a pleasure to work with Merrill would be an understatement,” said Ms. Patterson.  “The example he set brought out the excellence in so many of us; and I see it being carried forward every day by people throughout this organization.  I have no doubt that our best years are still ahead of us, and Merrill’s fingerprints will be all over it.  While we will miss him greatly as a colleague, today is a day to be happy for him as a friend; and grateful to him for the many contributions he has made to NewAlliance Bank over the last 16 years. We wish him only the very best as he embarks on an exciting new chapter in his life.”

“I feel fortunate to have had the chance to serve NewAlliance Bank, particularly over a course of years when we were able to accomplish so much,” said Mr. Blanksteen. “Ending a career that I am very proud of prompts mixed emotions, of course, but I leave feeling both proud of what we’ve achieved and confident that NewAlliance stands strong and is poised for continued growth.”

Mr. Chaffee joined NewAlliance Bank in 2002, after 21 years with Chase Manhattan Bank. He has a broad base of experience, including two CFO positions during his years at Chase – first for the Domestic Institutional Banking Business, then for the International Institutional Banking Business. He has also held numerous assignments in credit both domestically and overseas.

“Don is well known and highly respected by our investors and the analysts who follow the Bank, and he has been working side-by-side with Merrill and me for a long time, so this will be a very smooth transition,” said Ms. Patterson. “Additionally, we think Don is a particularly good fit to take on these greater responsibilities now, when prudent risk management is so integral to our broader performance.”

NewAlliance Bancshares, Inc. is a New Haven, Connecticut headquartered regional banking and financial services company and the parent company of NewAlliance Bank, the third largest bank headquartered in Connecticut and the fourth largest headquartered in New England. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services. At March 31, 2009, the Company had $8.50 billion in assets and operated 89 banking offices in Connecticut and Massachusetts.

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